The Allied Defense Group, Inc.

FOR IMMEDIATE RELEASE	For More Information, Contact:
April 2, 2007	Crystal B. Leiderman

Director, Investor Relations
800-847-5322

THE ALLIED DEFENSE GROUP ANNOUNCES THE RESIGNATION OF ITS CHIEF FINANCIAL OFFICER; PROMOTES
SUCCESSOR FROM WITHIN

VIENNA, Virginia, April 2, 2007 – The Allied Defense Group, Inc. (AMEX: ADG), announces the resignation of Robert P. Dowski as Chief Financial Officer (CFO), effective April 6, 2007. Mr. Dowski has resigned his position with the Company to pursue opportunities with a privately held, venture backed firm.

The Company has selected Deborah Ricci to succeed Mr. Dowski. Ms. Ricci is being promoted from her position as Controller and Corporate Secretary, which she has held since early 2006. Ms. Ricci has extensive experience as a financial executive, including serving as Chief Financial Officer of Hemagen Diagnostics, Vice President of Finance and Administration of Schondstedt Investment Company, and Chief Financial Officer and Vice President of J.E. Morgan Knitting Mills.

Major General (Ret) John J. Marcello, The Allied Defense Group’s Chief Executive Officer and President, said, “Bob has served tirelessly and contributed greatly in his time at Allied. He has been a highly valued member of our team and we wish him well in his future endeavors.

“We are fortunate to have a very capable successor in Debbie Ricci. She has been instrumental in helping the Company weather the several accounting issues the Company has faced recently. She and Bob made a great team and I know she is fully prepared to transition seamlessly into her new role as the financial leader of this Company,” concluded General Marcello.

Ms. Ricci is a Certified Public Accountant and holds an MBA in Strategic Planning from the University of Pittsburgh, as well as a BS in Accounting from Bentley College in Waltham, Massachusetts.

About The Allied Defense Group, Inc.
The Allied Defense Group, Inc. is a diversified international defense and security firm which: develops and produces conventional medium caliber ammunition marketed to defense departments worldwide; designs, produces and markets sophisticated electronic and microwave security systems principally for European and North American markets; manufactures battlefield effects simulators and other training devices for the military; and designs and produces state-of-the-art weather and navigation software, data, and systems for commercial and military customers.

For more Information, please visit the Company web site: www.allieddefensegroup.com

Certain statements contained herein are “forward looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission.

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